Exhibit 99.1

[ARAMARK LOGO]

NEWS

RELEASE

ARAMARK REPORTS THIRD QUARTER 2003 SALES

AND EARNINGS PER SHARE GROWTH

PHILADELPHIA — Aug. 6, 2003 — ARAMARK Corporation (NYSE: RMK), a world leader in managed services, today reported sales from continuing operations of $2.34 billion for its third fiscal quarter ended June 27, 2003, a 10% increase from a year ago. Sales for the first nine months were $6.86 billion, an 11% increase over the prior year.

Third Quarter Results

ARAMARK’s net income for the quarter was $89.3 million, or $.45 per diluted share compared to $72.6 million or $.35 per share in the prior year. Income from continuing operations in the third quarter of 2003 was $63.9 million, compared to $65.3 million in the third quarter of 2002. Income per share from continuing operations in the third quarter of 2003 was $.33, compared to $.32 last year. Excluding several unusual items from the third quarter of both 2003 and 2002 (described below), for comparison purposes, income per share from continuing operations increased 7% from $.29 to $.31. (a)

In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER). Accordingly, AER is accounted for as a discontinued operation in the accompanying financial schedules. Included in ARAMARK’s income from discontinued operations is a net gain of $23.6 million related to the sale of AER. ARAMARK received cash proceeds of approximately $250 million from the sale.

In the third quarter of fiscal 2003, ARAMARK pre-paid a portion of its outstanding debt, resulting in an extinguishment charge, net of tax, of $4.7 million. ARAMARK also reached a settlement of certain open tax years and reduced its provision for income taxes by approximately $8.4 million. These two items added $.02 to the 2003 third quarter earnings per share. In the third quarter of fiscal 2002, ARAMARK reported a divestiture gain of $.03 per diluted share. Excluding these items, for comparison purposes, income per share from continuing operations increased 7% to $.31 from $.29. (a)

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Year To Date Results

Income from continuing operations for the first nine months of 2003 was $160.1 million, compared to $170.3 million last year, which included the previously disclosed after tax gain of $24.4 million ($.12 per share) from the sale of ARAMARK’s interest in the Boston Red Sox baseball team and the $.03 per share divestiture gain described above. Income per share from continuing operations for the first nine months of 2003 was $.81, compared to $.85 last year. Excluding from 2003 and 2002 the per share effect of the above mentioned gains, for comparison purposes, income per share from continuing operations increased 13% in 2003 from $.70 to $.79. (a)

Chairman’s Comments

Commenting specifically on the third quarter: “Our business and financial performance met our expectations,” said Joseph Neubauer, chairman and CEO of ARAMARK. “We are quite pleased with our high client retention rates and see these as a source of positive momentum for future results. While some sectors of the economy are beginning to show positive signs, we have not seen a recovery in employment levels which impact several important facets of our business. However, we are particularly pleased with the strong organic growth we generated in our International, Healthcare and Education operations. The negative organic growth improved significantly in our U.S. Business Services group. While still below last year, profit margins in the Uniform Rental segment were improved from our first and second fiscal quarters. The expected third quarter softness in our Sports and Entertainment business did occur. The seasonal nature of that business accentuated the impact of that softness on our operating results in the third quarter and we expect it to continue in our fourth quarter.”

Food and Support Services

In ARAMARK’s Food and Support Services — U.S. segment, third quarter sales of $1.62 billion increased 9% from a year ago. Organic sales growth, which excludes the effect of acquisitions and divestitures, was approximately 2%. Segment operating income for the current quarter was down 1%, to $85.9 million, due principally to the softness in the Sports and Entertainment business and the impact of Business Interruption insurance proceeds received in the third quarter of 2002.

Sales for the Food and Support Services — International segment for the quarter of $363 million increased 21% from last year’s third quarter, aided by a weaker U.S. dollar. Organic sales growth, which excludes the effect of acquisitions, divestitures and currency translation, was 5% due to good performance in ARAMARK’s U.K. and Spanish operations. Segment operating income of $16.2 million increased by 37% over the same quarter last year. Excluding the effect of currency translation, the increase was 19%.

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Uniform and Career Apparel

In ARAMARK’s Uniform and Career Apparel — Rental segment, sales were $254 million, an increase of 1% versus the prior year. Operating income of $28.9 million was down about 4% from the prior year quarter. Net new sales growth, solid client retention rates and modest price increases were offset by continued contraction in base business and higher energy and employee benefit costs. Profit margins improved from those recorded earlier this year, as the effects of on-going cost reduction initiatives were realized.

In the Direct Marketing segment, sales increased 2% to $101 million from the same quarter last year. Softness in demand for purchased work clothing was offset by the benefit from a small acquisition made last year. Operating income increased 9% to $4.2 million principally due to a higher margin sales mix and the impact of the acquisition.

2003 Financial Guidance

Mr. Neubauer concluded, “We continue to expect fiscal year 2003 sales from continuing operations of $9.2 to $9.4 billion. It is our expectation that full year diluted earnings per share from continuing operations will be in the range of $1.26 to $1.30. This is consistent with the guidance previously provided with the earnings per share range increased by 2 cents from the net effect of the third quarter debt tender and income tax adjustment. Because our fourth fiscal quarter contains an extra week, there will be 53 weeks in 2003’s reported results. Fiscal 2004 will be a 52 week year.”

“Our strong performance in the face of a variety of challenges this year underscores the fundamental strength and stability of our outsourced services business model. ARAMARK continues to generate strong cash flows, which we are putting to work for the benefit of shareholders through continued reinvestment in our businesses, share repurchases, debt reduction and the pursuit of value-added acquisitions. Looking ahead, we believe we are poised to drive organic growth at a faster pace as large organizations around the world increasingly outsource non-core functions and as our ‘Mission One’ strategic marketing initiatives help us capitalize on those emerging global opportunities.”

In conjunction with its third quarter earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on Aug. 6, 2003 at 10:00 a.m. EDT. Interested parties are invited to log on to www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website. Previously undisclosed material financial information relating to a completed fiscal period, as well as any reconciliations for non-GAAP disclosures, that are disclosed in the conference call will be available on the Investor Relations section of ARAMARK’s website at www.aramark.com.

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About ARAMARK

ARAMARK is a world leader in providing managed services — including food, facility and other support services and uniform and career apparel. ARAMARK has leadership positions serving the business, education, healthcare, government and sports and recreation sectors. In FORTUNE Magazine’s 2003 survey of the “Most Admired Companies in America,” ARAMARK ranks No. 1 in the outsourcing services category and is No. 10 among all companies included in the survey by overall score as evaluated by peers within the industry. Headquartered in Philadelphia, ARAMARK has approximately 200,000 employees serving clients in 18 countries.

(a) ARAMARK management believes the exclusion of these items facilitates the year-over-year comparisons of these per share items. See attached Non-GAAP reconciliation schedules.

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts.

They use words such as “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

The forward-looking statements regarding such matters are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

Factors that might cause such a difference include: unfavorable economic conditions, including ramifications of any future terrorist attacks; increased operating costs; shortages of qualified personnel; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food services and the environment; and seasonality.

For further information regarding risks and uncertainties associated with ARAMARK’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of ARAMARK’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting ARAMARK’s investor relations department via its web site www.aramark.com.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

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Contacts:

Media Relations:	Investor Relations:
GailForce Communications	ARAMARK Corporation
Christopher Hardwick, 215-238-7104	Gary Sender, 215-238-3361
Chardwick@gailforceinc.com	sender-gary@aramark.com

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	June 27, 2003	June 28, 2002
Sales	$2,340,554	$2,136,498

Costs and Expenses:
Cost of services provided	2,118,788	1,923,856
Depreciation and amortization	66,163	56,686
Selling and general corporate expenses	27,150	29,973
Other income, net (2)	—	(5,806)

	2,212,101	2,004,709

Operating income	128,453	131,789
Interest and other financing costs, net (3)	40,776	32,986

Income from continuing operations before income taxes	87,677	98,803
Provision for income taxes (3)	23,826	33,530

Income from continuing operations	63,851	65,273
Income from discontinued operations, net (1)	25,453	7,299

Net income	$89,304	$72,572

Earnings Per Share - Basic:
Income from continuing operations	$0.33	$0.34
Net income	$0.47	$0.37
Earnings Per Share - Diluted:
Income from continuing operations	$0.33	$0.32
Net income	$0.45	$0.35
Weighted Average Shares Outstanding:
Basic	190,727	194,325
Diluted	196,375	204,684

(1) - In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER's results of operations and cash flows have been removed from the Company's results of continuing operations for all periods presented. Included in income from discontinued operations is a net gain of $23.6 million related to the sale of AER.

(2) - In the third quarter of fiscal 2002, ARAMARK recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business. Income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of this gain, were $58.8 million and $0.29, respectively, for the three months ended June 28, 2002.

(3) - In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, for approximately $101.9 million, including accrued interest, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax) which is included in "Interest and other financing costs, net" in the accompanying financial schedule. Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based upon the settlement of open tax years, by approximately $8.4 million. Income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of these items, were $60.1 million and $0.31, respectively for the three months ended June 27, 2003.

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	June 27, 2003	June 28, 2002
Sales	$6,859,800	$6,175,082

Costs and Expenses:
Cost of services provided	6,228,382	5,594,115
Depreciation and amortization	192,599	170,484
Selling and general corporate expenses	86,519	86,294
Other income, net (2)	—	(43,695)

	6,507,500	5,807,198

Operating income	352,300	367,884
Interest and other financing costs, net (3)	110,996	103,576

Income from continuing operations before income taxes	241,304	264,308
Provision for income taxes (3)	81,227	94,028

Income from continuing operations	160,077	170,280
Income from discontinued operations, net (1)	35,724	18,106

Net income	$195,801	$188,386

Earnings Per Share - Basic:
Income from continuing operations	$0.84	$0.90
Net income	$1.02	$0.99
Earnings Per Share - Diluted:
Income from continuing operations	$0.81	$0.85
Net income	$0.99	$0.94
Weighted Average Shares Outstanding:
Basic	191,383	189,476
Diluted	198,494	200,673

(1) - In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER's results of operations and cash flows have been removed from the Company's results of continuing operations for all periods presented. Included in income from discontinued operations is a net gain of $23.6 million related to the sale of AER.

(2) - In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income. In the third quarter of fiscal 2002, ARAMARK recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business. Income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of these gains, were $139.5 million and $0.70, respectively, for the nine months ended June 28, 2002.

(3) - In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, for approximately $101.9 million, including accrued interest, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax) which is included in "Interest and other financing costs, net" in the accompanying financial schedule. Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based upon the settlement of open tax years, by approximately $8.4 million. Income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of these items, were $156.3 million and $0.79, respectively for the nine months ended June 27, 2003.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	June 27, 2003	September 27, 2002
Assets
Current Assets	$1,200,350	$1,081,085
Current Assets of Discontinued Operations (1)	—	17,307
Property and Equipment, net	1,149,086	1,069,868
Goodwill	1,355,606	1,298,808
Other Assets	681,861	536,980
Noncurrent Assets of Discontinued Operations (1)	—	255,254

	$4,386,903	$4,259,302

Liabilities and Shareholders’ Equity
Current Liabilities (2)	$1,197,211	$1,249,466
Current Liabilities of Discontinued Operations (1)	—	54,096
Long-Term Borrowings	1,932,877	1,835,632
Other Liabilities	284,204	254,198
Noncurrent Liabilities of Discontinued Operations (1)	—	7,725
Total Shareholders’ Equity	972,611	858,185

	$4,386,903	$4,259,302

(1) - In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule.

(2) - Includes $11.8 million and $39.5 million of current maturities of long-term borrowings as of June 27, 2003 and September 27, 2002, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Nine Months Ended
	June 27, 2003	June 28, 2002
Cash flows from operating activities from continuing operations:
Income from continuing operations	$160,077	$170,280
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	192,599	170,484
Income taxes deferred	19,082	17,092
Gain on sale of investments	—	(45,320)
Changes in noncash working capital	(131,084)	(10,425)
Net proceeds from sale of receivables	—	46,605
Other operating activities	(16,590)	(13,667)

Net cash provided by operating activities from continuing operations	224,084	335,049

Cash flows from investing activities from continuing operations:
Net purchases of property and equipment	(162,740)	(134,275)
Proceeds from sale of investments	—	76,964
Divestiture of certain businesses	248,077	4,235
Acquisitions and other investing activities	(212,838)	(849,877)

Net cash used in investing activities from continuing operations	(127,501)	(902,953)

Cash flows from financing activities from continuing operations:
Net proceeds from long-term borrowings	42,537	233,746
Proceeds from issuance of common stock	20,601	764,583
Repurchase of stock and other financing activities	(166,241)	(448,257)

Net cash provided by (used in) financing activities from continuing operations	(103,103)	550,072

Net cash provided by discontinued operations (1)	14,722	29,405

Increase in cash and cash equivalents	$8,202	$11,573

(1) - In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	June 27, 2003	June 28, 2002
Sales (1)
Food and Support Services - United States	$1,623,463	$1,488,107
Food and Support Services - International	362,701	298,948
Uniform and Career Apparel - Rental	253,517	250,458
Uniform and Career Apparel - Direct Marketing	100,873	98,985

	$2,340,554	$2,136,498

Operating Income (1)
Food and Support Services - United States	$85,897	$86,704
Food and Support Services - International	16,181	11,771
Uniform and Career Apparel - Rental	28,869	30,136
Uniform and Career Apparel - Direct Marketing	4,201	3,867
Corporate and Other	(6,695)	(6,495)
Other Income (2)	—	5,806

	$128,453	$131,789

(1) - In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER's results of operations and cash flows have been removed from the Company's results of continuing operations for all periods presented.

(2) - In the third quarter of fiscal 2002, ARAMARK recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Nine Months Ended
	June 27, 2003	June 28, 2002
Sales (1)
Food and Support Services - United States	$4,712,854	$4,195,924
Food and Support Services - International	1,052,255	894,634
Uniform and Career Apparel - Rental	759,281	752,632
Uniform and Career Apparel - Direct Marketing	335,410	331,892

	$6,859,800	$6,175,082

Operating Income (1)
Food and Support Services - United States	$227,206	$204,923
Food and Support Services - International	47,252	34,551
Uniform and Career Apparel - Rental	80,868	89,760
Uniform and Career Apparel - Direct Marketing	18,832	18,583
Corporate and Other	(21,858)	(23,628)
Other Income (2)	—	43,695

	$352,300	$367,884

(1) - In the third quarter of fiscal 2003, ARAMARK completed the previously announced sale of ARAMARK Educational Resources (AER) to Knowledge Learning Corporation, Inc. for approximately $250 million in cash. AER is accounted for as a discontinued operation in the accompanying financial schedule. AER’s results of operations and cash flows have been removed from the Company's results of continuing operations for all periods presented.

(2) - In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income. In the third quarter of fiscal 2002, ARAMARK recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business.

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

OPERATING RESULTS EXCLUDING OTHER INCOME AND UNUSUAL ITEMS

(Unaudited)

(In Thousands, Except Per Share Amounts)

In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income. In the third quarter of fiscal 2002, ARAMARK recorded a pre-tax gain of $5.8 million resulting principally from the sale of a residual interest in a previously divested business. In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax). Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based on the settlement of certain open tax years, by approximately $8.4 million. These items have been excluded from the comparisons of operating income, income from continuing operations and earnings per share to enhance comparability due to the size and unusual nature of these items.

	Three Months Ended			Nine Months Ended
	June 27, 2003	June 28, 2002	Change	June 27, 2003	June 28, 2002	Change
Operating Income (as reported)	$128,453	$131,789	-3%	$352,300	$367,884	-4%
Less: Other Income	—	(5,806)		—	(43,695)

Operating Income (as adjusted)	$128,453	$125,983	2%	$352,300	$324,189	9%

Operating Income Margins (as reported)	5.5%	6.2%	-0.7%	5.1%	6.0%	-0.9%
Less: Other Income	0.0%	-0.3%		0.0%	-0.7%

Operating Income Margins (as adjusted)	5.5%	5.9%	-0.4%	5.1%	5.2%	-0.1%

Income from continuing operations (as reported)	$63,851	$65,273	-2%	$160,077	$170,280	-6%
Less: Other Income, net of tax	—	(6,440)		—	(30,803)
Add: Debt extinguishment charges	4,687	—		4,687	—
Less: Tax provision adjustment	(8,439)	—		(8,439)	—

Income from continuing operations (as adjusted)	$60,099	$58,833	2%	$156,325	$139,477	12%

Earnings Per Share—Diluted
Income from continuing operations (as reported)	$0.33	$0.32	3%	$0.81	$0.85	-5%
Less: Other income	—	(0.03)		—	(0.15)
Add: Debt extinguishment charges	0.02	—		0.02	—
Less: Tax provision adjustment	(0.04)	—		(0.04)	—

Income from continuing operations (as adjusted)	$0.31	$0.29	7%	$0.79	$0.70	13%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

FOOD AND SUPPORT SERVICES - INTERNATIONAL SEGMENT RESULTS -

ADJUSTED FOR CURRENCY TRANSLATION

(Unaudited)

(In Thousands)

The impact of currency translation has been excluded from the comparison of quarterly results to enhance comparability in the Food and Support Services—International Segment by identifying the portion of the change in sales and operating income related to changes in foreign currency, which provides a comparison of results on a constant currency basis. Similarly, the impact of currency translation has been excluded from the comparison of consolidated quarterly sales.

	Three Months Ended		% Change
	June 27, 2003	June 28, 2002
Food and Support Services - International - Sales (GAAP)	$362,701	$298,948	21%
Less: Impact of Currency Translation	—	(42,633)

Food and Support Services - International - Sales (as adjusted)	$362,701	$341,581	6%

	Three Months Ended		% Change
	June 27, 2003	June 28, 2002
Food and Support Services - International - Operating Income (GAAP)	$16,181	$11,771	37%
Less: Impact of Currency Translation	—	(1,833)

Food and Support Services - International - Operating Income (as adjusted)	$16,181	$13,604	19%

	Three Months Ended		% Change
	June 27, 2003	June 28, 2002
ARAMARK Corporation Consolidated Sales (GAAP)	$2,340,554	$2,136,498	10%
Less: Impact of Currency Translation	—	(42,633)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,340,554	$2,179,131	7%